Exhibit 99.1

Date: May 6, 2015

Spectra Energy Partners Reports First Quarter 2015 Results

First Quarter Highlights

•	Distributable cash flow of $354 million, up 9% over prior year

•	Record winter deliveries on Texas Eastern and Algonquin pipeline systems

•	Ongoing EBITDA growth being realized from both existing assets and new expansion projects put into service

•	30th consecutive quarterly cash distribution increase

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported first quarter 2015 distributable cash flow of $354 million, compared with $324 million in the prior-year quarter. Distributions per limited partner unit for first quarter 2015 were $0.60125, compared with $0.55625 per limited partner unit in 2014.

“Spectra Energy Partners’ results underline the fee-based nature of our entire portfolio of infrastructure assets and their ability to generate growing earnings and cash for investors. With virtually no volume or commodity exposure, Spectra Energy Partners’ results continue to benefit not only from new expansion projects coming into service, but also the continued high demand for our existing pipeline systems,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “Equally important, we continue to see new opportunities to grow both our U.S. Transmission and Liquids businesses, which provide us with ongoing confidence in distribution growth for our unitholders.”

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) were $436 million, compared with $413 million in the prior-year quarter. Ongoing EBITDA was $445 million, compared with $413 million in the prior-year quarter.

Reported net income from controlling interests was $293 million for first quarter 2015, compared with $242 million in first quarter 2014. Ongoing net income from controlling interests was $302 million for the quarter compared with $265 million in the prior-year quarter.

SEGMENT RESULTS

U. S. Transmission

U. S. Transmission reported first quarter 2015 ongoing EBITDA of $398 million, compared with $374 million in first quarter 2014. The 2015 period excludes a special item of $9 million related to the impairment of Ozark Gas Gathering assets.

Quarterly EBITDA results reflect increased earnings primarily from expansions –TEAM 2014, TEAM South, and Kingsport.

Liquids

Liquids reported first quarter 2015 EBITDA of $64 million, compared with $58 million in first quarter 2014, reflecting higher equity earnings from the Sand Hills natural gas liquids (NGL) pipeline as a result of increased volumes on the system.

Other

“Other” reported net costs of $17 million in first quarter 2015, compared with $19 million in first quarter 2014.

Interest Expense

Interest expense was $57 million for first quarter 2015, compared with $67 million for first quarter 2014. The decrease was mainly due to lower average long-term debt balances and lower average interest rates.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners at March 31, 2015, was $6.3 billion. At the end of the quarter there was available liquidity of $2.1 billion. Spectra Energy Partners has $2.2 billion of expansion capital spending planned in 2015, which will be funded through a combination of debt and equity.

Through its “At the Market” (ATM) equity issuance program, Spectra Energy Partners has received net proceeds of $47 million from January 1, 2015, through May 6, 2015. In March 2015, Spectra Energy Partners issued $1 billion in incremental long-term debt. Proceeds were used to pay down outstanding commercial paper balances, to fund capital expansion and for general corporate purposes.

Spectra Energy Partners invested $255 million in expansion and maintenance capital projects in the U.S. Transmission and Liquids segments during the quarter, excluding reimbursements from noncontrolling interests. Expenditures included approximately $231 million of growth capital and $24 million of maintenance capital. Through the first quarter, maintenance spending is on track and will ramp up over the summer months. The company’s estimated maintenance capital for the year is $300 million.

EXPANSION PROJECT UPDATES

The company is making excellent progress on growth projects designed to meet continued demand for natural gas and natural gas liquids.

At U.S. Transmission, the OPEN and Uniontown to Gas City projects remain on track to go into service in the fourth quarter of 2015, bringing incremental

Marcellus and Utica supply to southern markets and the Midwest, respectively. Together, these two projects, along with TEAM 2014 and TEAM South – which were brought into service last year – represent about two-thirds of the 2.4 billion cubic feet (Bcf) per day in projects that will fully transform Texas Eastern to a bi-directional system by 2017.

NEXUS completed a subsequent open season, which would expand Texas Eastern by up to 950 million cubic feet per day and create a direct path for Marcellus and Utica supply to reach NEXUS markets. The project plans to file its FERC application later this year.

In New England, the AIM project received its FERC certificate and expects to begin construction in May 2015. The project is 100 percent subscribed by New England’s major local distribution companies and is on track for an in-service date in the second half of 2016.

The company expects to file a formal FERC application for the Atlantic Bridge project later this year. This expansion, with capacity of about 150 million cubic feet per day, will meet the needs of New England LDC customers who require service in 2017.

Sabal Trail continues to make progress developing a new natural gas transmission system for the Southeast U.S. On May 5, 2015, Duke Energy announced that it is taking a 7.5 percent investment interest, joining Spectra Energy Partners and NextEra Energy as project owners. Sabal Trail is on track to secure regulatory approvals by early 2016 and meet a 2017 in-service date.

Development work on Access Northeast continues as well. This project is focused on the New England electric power market and the widely recognized need to lower consumer electricity prices and improve energy reliability. The project will bring additional domestic natural gas to the region by expanding existing pipelines that already directly connect to about 70 percent of the region’s most efficient gas-fired generation. That expansion will be combined with enhanced land-based LNG facilities, also fed by domestic supplies, to ensure natural gas reaches key power plants when it needs to, even at the highest demand times. Spectra Energy Partners is developing the $3 billion regional solution with Eversource Energy and National Grid, companies that together serve 4.8 million of the 6.5 million electric customers in New England. To minimize environmental effects, the project will utilize the existing footprints of the Algonquin and Maritimes & Northeast pipeline systems.

In addition to the Access Northeast open season, which closed on May 1, 2015, Spectra Energy Partners has already conducted several other open seasons this year for projects that would further connect Marcellus and Utica supply to demand markets:

•	Texas Eastern’s proposed Lebanon Extension Project will provide shippers with the opportunity to obtain firm transportation service to deliver new natural gas supplies to markets in the Midwest U.S. The open season concluded in late March and the targeted in-service date for the project is November 2017.

•	The open season for the Marcellus to Market expansion of Texas Eastern closed April 10, 2015, and results indicate strong interest from shippers for firm transportation service that will deliver new incremental production to markets in the Northeast. The target in-service date for the Marcellus to Market project is November 2017.

•	The proposed Greater Philadelphia Expansion Project will also grow the Texas Eastern system, providing shippers with new firm transportation to delivery points along or near the existing Philadelphia Lateral. The project open season closes this week and the in-service date could be as early as the second half of 2018.

These three projects represent a combined growth CAPEX opportunity of $750 million to $1.5 billion for Spectra Energy Partners beyond what is already in execution.

The company’s Liquids business moved the Express Enhancement project into execution during the quarter, with a 2016 estimated in-service date. This $135 million project is underpinned by long-term, fee based contracts and will maximize system throughput on the Express Pipeline through the addition of on-system terminal and storage assets.

The Red Lake project, which will expand the reach of Sand Hills to access growing Permian Basin production, is under construction and scheduled to go into service during the second quarter 2015.

Additional Information

Additional information about first quarter 2015 earnings can be obtained via the Spectra Energy Partners’ website: spectraenergypartners.com

The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, May 6, 2015, at 8:00 a.m. CT. The webcast will be available via the Investors Section of Spectra Energy’s website or Spectra Energy Partners’ website. The conference call can be accessed by dialing (888) 252-3715 in the United States or Canada or (706) 634-8942 internationally. The conference code is 18703265 or “SE and SEP Quarterly Earnings Call.”

Please call five to ten minutes prior to the scheduled start time.

A replay of the call will be available until 5:00 p.m. CT on Tuesday, August 4, 2015, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally. The conference ID is 18703265. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the company. This measure is a non-GAAP financial measure as it represents net income from controlling interests adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income provides useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure as it represents reported segment EBITDA adjusted for special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is reported segment EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support distribution growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices and interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Partners, LP

Quarterly Highlights

March 2015

(Unaudited)

(In millions, except per-unit amounts)

	Quarters Ended March 31,
	2015	2014
INCOME
Operating Revenues	$606	$581
Total Reportable Segment EBITDA	453	432
Net Income - Controlling Interests	293	242
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$389	$374
Liquids	64	58

Total Reportable Segment EBITDA	453	432
Other EBITDA	(17)	(19)

Total Reportable Segment and Other EBITDA	$436	$413

PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.60125	$0.55625
Weighted Average Units Outstanding
Limited Partner Units	295	284
General Partner Units	6	6
DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$354	$324
CAPITAL AND INVESTMENT EXPENDITURES (a)
Capital expenditures - U.S. Transmission	$233	$177
Capital expenditures - Liquids	7	4
Investment Expenditures
Investment in Sand Hills / Southern Hills / SESH	15	18

Total	$255	$199

U.S. TRANSMISSION
Operating Revenues	$522	$500
Operating Expenses
Operating, Maintenance and Other	171	151
Other Income and Expenses	38	25

EBITDA	$389	$374

LIQUIDS
Operating Revenues	$84	$81
Operating Expenses
Operating, Maintenance and Other	34	30
Other Income and Expenses	14	7

EBITDA	$64	$58

Express Pipeline Revenue Receipts, MBbl/d (b)	246	225
Platte PADD II Deliveries, MBbl/d	169	166
Canadian Dollar Exchange Rate, Average	1.24	1.10

	March 31, 2015	December 31, 2014
Debt	$6,304	$6,092
Actual Units Outstanding	301	301

(a)	Excludes contributions received from noncontrolling interests of $58 million in 2015 and $6 million in 2014 at U.S. Transmission.
(b)	Thousand barrels per day.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Quarters Ended March 31,
	2015	2014

Operating Revenues	$606	$581
Operating Expenses	295	273

Operating Income	311	308

Other Income and Expenses	49	31
Interest Expense	57	67

Earnings Before Income Taxes	303	272
Income Tax Expense	2	26

Net Income	301	246
Net Income - Noncontrolling Interests	8	4

Net Income - Controlling Interests	$293	$242

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31, 2015	December 31, 2014

ASSETS
Current Assets	$672	$555
Investments and Other Assets	4,838	4,841
Property, Plant and Equipment, net	12,269	12,135
Regulatory Assets and Deferred Debits	277	262

Total Assets	$18,056	$17,793

LIABILITIES AND EQUITY
Current Liabilities	$593	$1,482
Long-term Debt	6,147	5,149
Deferred Credits and Other Liabilities	152	156
Equity	11,164	11,006

Total Liabilities and Equity	$18,056	$17,793

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In millions)

	Year-To-Date March 31,
	2015	2014

Net Income	$301	$246
Add:
Interest expense	57	67
Income tax expense	2	26
Depreciation and amortization	73	73
Foreign currency loss	3	1

EBITDA	436	413

Add:
Equity in earnings of unconsolidated affiliates	(40)	(28)
Distributions from equity investments (a)	54	37
Non-cash impairment at Ozark Gas Gathering	9	—
Other	3	2
Less:
Interest expense	57	67
Equity AFUDC	11	4
Net cash paid for income taxes	5	—
Distributions to non-controlling interests	7	5
Maintenance capital expenditures (b)	28	24

Total Distributable Cash Flow	$354	$324

(a)	Excludes $2 million and $12 million in distributions of investment in equity method affiliates for the three month period ended March 31, 2015 and 2014, respectively.
(b)	Excludes reimbursable expenditures.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2015 Year-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

U.S. Transmission	$389	$9	A	$398
Liquids	64	—		64

Total Reportable Segment EBITDA	453	9		462

Other	(17)	—		(17)

Total Reportable Segment and other EBITDA	$436	$9		$445

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$436	$9		$445
Depreciation and Amortization	(73)	—		(73)
Interest Expense	(57)	—		(57)
Other Income and Expenses	(3)	—		(3)
Income Tax Expense	(2)	—		(2)

Total Net Income	301	9		310

Total Net Income - Noncontrolling Interests	(8)	—		(8)

Total Net Income - Controlling Interests	$293	$9		$302

A - Asset impairment at Ozark Gas Gathering.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2014 Year-to-date

(Unaudited)

(In millions)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

U.S. Transmission	$374	$—		$374
Liquids	58	—		58

Total Reportable Segment EBITDA	432	—		432

Other	(19)	—		(19)

Total Reportable Segment and other EBITDA	$413	$—		$413

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$413	$—		$413
Depreciation and Amortization	(73)	—		(73)
Interest Expense	(67)	—		(67)
Other Income and Expenses	(1)	—		(1)
Income Tax Expense	(26)	23	A	(3)

Total Net Income	246	23		269

Total Net Income - Noncontrolling Interests	(4)	—		(4)

Total Net Income - Controlling Interests	$242	$23		$265

A - Adjustment of federal income tax liabilities related to the dropdown.